EXHIBIT (h)(6)

BOARD RESOLUTIONS REGARDING EXPENSE LIMITATION ARRANGEMENTS

The following resolutions were duly adopted by the Board of Directors and have not been modified or rescinded:

WHEREAS,	LMPFA has agreed to waive fees and/or reimburse operating expenses to the extent necessary to limit total operating expenses (other than such expenses as are described in the Expense Cap Arrangement material for this meeting and as presented to and described at this meeting) to the amounts set forth in the Expense Cap Arrangement material for this meeting and as presented to and described at this meeting, subject to recapture as described below; therefore, as to each listed class of each fund, be it

RESOLVED:	That the Board approves and agrees to this arrangement, subject to the following:

1) That this arrangement will continue until the date specified in the Expense Cap Arrangement material, unless modified or terminated prior to that date by agreement of LMPFA and the Board, and may be terminated at any time after that date by LMPFA;

2) That the arrangement may be modified by LMPFA to decrease total annual operating expenses of a class or fund at any time;

3) That LMPFA is permitted to recapture amounts waived or reimbursed to a class within two years after the fiscal year in which LMPFA earned the fee or incurred the expense if the class’ total annual operating expenses have fallen to a level below the limit described above; and

4) That in no case will LMPFA recapture any amount that would result, on any particular business day of the Fund, in the class’ total annual operating expenses exceeding the limit described above or any other limit then in effect; and further

RESOLVED:	That the officers of the Fund, be, and the same hereby are, authorized to update the Prospectus and the Statement of Additional Information, with such amendments or applicable filings to include such other revisions as said officers may deem appropriate to reflect the substance of the foregoing resolutions; and further

RESOLVED:	That the officers of the Fund be, and each of them hereby is, authorized, empowered and directed to take all actions and to execute all documents necessary to give full effect to the foregoing resolutions in such manner or such forms as the officer or officer(s) shall approve in his, her, or their discretion, in each case as conclusively evidenced by his, her, or their actions or signatures.

The information below is drawn from the materials presented at and described at the meeting referenced in the foregoing resolutions.

Fund	Name of Class	Expense Limit	Expense Limit Expiration Date
Western Asset Intermediate Bond Fund	A C R FI I IS	0.90 1.65 1.15 0.85 — 0.45	12/31/16 12/31/16 12/31/16 12/31/16 — 12/31/16

Western Asset Core Bond Fund	A C1 C R FI I IS	0.90 1.42 1.65 1.15 0.85 0.45 0.45	12/31/16 12/31/16 12/31/16 12/31/16 12/31/16 04/30/16 12/31/16

Western Asset Core Plus Bond Fund	A C1 C R FI I IS	0.90 1.51 1.65 1.15 0.85 0.45 0.45	12/31/16 12/31/16 12/31/16 12/31/16 12/31/16 04/30/16 12/31/16

Western Asset High Yield Fund	A A2 C R FI I IS	1.05 1.25 1.80 1.30 1.00 — 0.65	12/31/16 12/31/16 12/31/16 12/31/16 12/31/16 — 12/31/16

Western Asset Inflation Indexed Plus Bond Fund	A C1 C R FI I IS	0.90 1.40 1.65 1.15 0.85 — —	12/31/16 12/31/16 12/31/16 12/31/16 12/31/16 — —

Western Asset Global Government Bond Fund	A C R FI I IS	0.95 1.70 1.20 0.90 0.65 0.55	12/31/16 12/31/16 12/31/16 12/31/16 12/31/16 12/31/16

Western Asset Asian Opportunities Fund	A C R FI I IS	1.30 2.05 1.50 1.25 0.90 0.80	12/31/16 12/31/16 12/31/16 12/31/16 12/31/16 12/31/16

Western Asset Total Return Unconstrained Fund	A2 A C R FI I IS	1.45 1.25 2.00 1.50 1.20 0.95 0.85	12/31/16 12/31/16 12/31/16 12/31/16 12/31/16 12/31/16 12/31/16

Western Asset Macro Opportunities Fund	A C R FI I IS	1.65 2.40 1.90 1.65 1.35 1.25	12/31/16 12/31/16 12/31/16 12/31/16 12/31/16 12/31/16